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                                                                      EXHIBIT 16

December 1, 2000


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



Dear Sir /Madam,

We have read the two paragraphs of Item 4 included in the Form 8-K dated December 1, 2000 of Key Production Company, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,



Arthur Andersen LLP



cc: Mr. Paul Korus, Vice President and Chief Financial Officer, Key Production Company, Inc.